Exhibit 99.1

News Release

Torchmark Corporation                     •                 3700 S. Stonebridge Drive                 •                 McKinney, Texas 75070

TORCHMARK ANNOUNCES PUBLIC OFFERING OF

$250 MILLION OF SENIOR NOTES

McKinney, Texas, June 19, 2006–Torchmark Corporation (NYSE: TMK) today announced that it is offering, subject to market and other conditions, $250 million in aggregate principal amount of senior notes that will mature in 2016.

Banc of America Securities LLC is acting as sole book-running manager, and HSBC Securities (USA) Inc. and J.P. Morgan Securities Inc. are acting as joint-lead managers.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of securities may be made only by means of the prospectus supplement and accompanying prospectus (collectively, the “Prospectus”) which is part of a registration statement that Torchmark Corporation filed with the SEC utilizing a “shelf” registration process.

Copies of the Prospectus can be obtained from:

Banc of America Securities LLC

Prospectus Department

100 West 33rd Street, 3rd Floor

New York, New York 10001

800-294-1322

HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, New York 10018

212-525-4102

J.P. Morgan Securities Inc.

270 Park Avenue, Floor 8

New York, New York 10017

Attn: High Grade Syndicate

212-834-4533

Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies.

For additional information contact:	Joyce Lane Vice President, Investor Relations Phone:972/569-3627 FAX:972/569-3282 jlane@torchmarkcorp.com